Exhibit 10.5
CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

Distribution Agreement
THIS AGREEMENT is made as of                                , 20    , (the “Effective Date”), by and between:

XPEL TECHNOLOGIES CORP., a corporation incorporated under the laws of Nevada with its principal place of business at 618 W. Sunset Road, San Antonio, Texas 78216, U.S.A.

(the “Corporation”)

- and -

[DISTRIBUTOR NAME], a [entity type] incorporated under the laws of [jurisdiction] with its principal place of business at __________________
_________________________________________.

(the “Distributor”).
WHEREAS:

(A)
The Corporation produces and sells paint protection films, headlamp protection films, window films, installation aids and other XPEL branded products and non-XPEL branded products, and licenses Design Access Program Software (the “Software”). The XPEL branded products and Software bear the trademarks listed on Exhibit A hereto, as it may be unilaterally amended from time to time by the Corporation in its sole discretion (collectively, the “Trademarks”);

(B)
The Distributor desires the right to promote, distribute and sell certain products and to license the Software in the Territory (as hereinafter defined) pursuant to the terms and conditions of this Agreement;

(C)
The Distributor has assured the Corporation that it possesses the necessary technical and commercial competence and the ability to easily structure the organization necessary to ensure efficient performance of its contractual obligations hereunder; and

(D)	The Corporation is willing to sell certain products and license the Software to the Distributor under the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

Article 1
Appointment of Distributor
1.1    Appointment.

(a)
Products. Subject to the terms and conditions of this Agreement, the Corporation grants to Distributor, in the Territory, the (i) exclusive right to promote, market, distribute and sell the products listed on Exhibit B, which may be amended by the parties from time to time (the “Exclusive Products”), and (ii) non-exclusive right to promote, market, distribute and sell the products listed on Exhibit C, which may be amended by the parties from time to time (the “Non-Exclusive Products” and together with the Exclusive Products, the “Products”). Subject to the terms and conditions of this Agreement, the Corporation also grants to Distributor, in the Territory, the right to install the Products, as applicable, for end-customers in the Territory. The Distributor hereby accepts such appointment and agrees to use its best efforts to develop and promote the sale of the Products in the Territory, in accordance with the terms and conditions of this Agreement. Distributor agrees to not promote, market, distribute or sell the Products to anyone outside the Territory. Notwithstanding anything in this Section 1.1(a), Distributor acknowledges and agrees that the Corporation may continue to promote, market, distribute and sell the Products directly to any of its global accounts that are located within the Territory, and that the Corporation may also promote, market, distribute and sell other products not listed on Exhibits B or C in the Territory, including private- or non-labeled versions of the Products, with or without Distributor’s assistance in servicing such accounts.

(b)
Software License. Subject to the terms and conditions of this Agreement, the Corporation grants to Distributor the non-exclusive right to use the Software in the Territory, for Distributor’s internal use in connection with the applicable Products only, pursuant to the Corporations End User License Agreement, as amended by the Corporation from time-to-time in its sole discretion (“EULA”), and the Distributor hereby accepts such right to use the Software. Subject to the terms and conditions of this Agreement, the Corporation also grants to Distributor the [non-]exclusive right to sell the right to use the Software, as listed on Exhibit B, which may be amended by the parties from time to time, in the Territory in connection with customers’ purchase of applicable Products, in accordance with the terms and conditions of this Agreement, and each such customer’s entering into a EULA with the Corporation. The Distributor will not sublicense or otherwise provide the Software to any third party. Moreover, the Distributor acknowledges that the end customers will be required to directly accept a license with the Corporation for use of the Software. The Corporation reserves the right to determine whether any customer of Distributor may license the Software pursuant to the EULA between such end-customer and the Corporation. Notwithstanding anything in this Section 1.1(b), Distributor acknowledges and agrees that the Corporation may continue to license the software directly to any of its global accounts and any end-

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

customer of Distributor located within the Territory, and that the Corporation may also promote, market, distribute, license and sublicense other Software not listed on Exhibit B in the Territory, with or without Distributor’s assistance in servicing such accounts.

(c)
Exclusive Distributor. The Distributor agrees that it, its principals, officers, owners, directors, parents, subsidiaries and other affiliates will not distribute any products or promote and market any Software that compete with the Exclusive Products or the Software in the Territory.

1.2
Discontinuations. Nothing in this Agreement precludes the Corporation from at any time discontinuing the sale of any Product which the Corporation concludes in its sole discretion is no longer profitable or otherwise feasible for the Corporation to sell.

1.3
Limitations. The Distributor shall buy and sell the Products in its own name and for its own account. The Distributor is an independent contractor, and not an employee, agent, joint venturer or partner of the Corporation. The Distributor and employees of the Distributor shall identify themselves as such, and shall make clear the limitations of their authority to any potential or actual customers of the Products. The Distributor may not, in any manner, accept any obligation, incur any liability, promise any performance or pledge any credit on behalf of, or for the account of, the Corporation except as expressly permitted under this Agreement. Each party shall pay any and all expenses and charges relating to the performance of its contractual obligations hereunder.

Article 2
Territory

2.1
Territory. The territory covered by this Agreement is                                                        (the “Territory”). Distributor is prohibited from selling outside the Territory. Separate distribution agreement(s) for the area(s) outside of the Territory would be required in order for the Distributor to sell Products outside of the Territory set forth in this Agreement.

Article 3
Prices and Payment Terms

3.1
As of the Effective Date, the selling price to the Distributor for the Products is set forth on Exhibit D. The Distributor shall submit purchase orders for the Products to the Corporation in writing via e-mail or facsimile, which purchase orders shall set forth, at a minimum: identification of the Products ordered, quantity and requested delivery dates.

3.2
Unless otherwise agreed to in writing by the parties, prices, shipments and risk of loss are Ex Works the Corporation’s facilities; title and risk of loss pass to Distributor in accordance with the definition of Ex Works in Incoterms 2010.

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

3.3
The Corporation’s price list, evidenced on Exhibit D, (including, without limitation, the pricing for the Software) is subject to change on 30 days’ prior written notice to the Distributor, and any such price changes shall take effect only on orders placed after such 30-day period.

3.4
Payment shall be in U.S. Dollars by method acceptable to the Corporation. Unless otherwise agreed to in writing by the parties, all orders must be prepaid by Distributor prior to shipment by the Corporation.

3.5
In the event of any delay in payment of any amounts due to the Corporation hereunder, the Corporation shall have the right to suspend deliveries and may, at its option, terminate the order, as well as any and all other orders and contracts with the Distributor. In the event that the Corporation does not receive any payment when due, the Distributor shall pay to the Corporation as a late charge and not as a penalty, interest on the unpaid balance from the due date until payment is actually received by the Corporation, at the rate per annum (to be determined as of the due date) equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large United States money center banks. The Corporation’s right to such interest shall be in addition to and not in lieu of all other rights and remedies arising by reason of such non-payment. Any payment received by the Corporation may be applied by the Corporation first to any outstanding interest due and then to any outstanding balance owed by the Distributor to the Corporation, as the Corporation in its sole discretion shall determine. The Distributor shall make all payments in accordance with the terms of this Agreement notwithstanding any claim for any alleged fault, defect or irregularity in the Products, and in the event of any delay in payment, the Corporation may, at its option, terminate the order and hold the Distributor liable for damages.

Article 4
Duties of Distributor

4.1
The Distributor, at its own cost and expense, shall use all reasonable commercial efforts to develop and exploit the maximum sales for the entire line of the Products in the Territory. This covenant to use all reasonable commercial efforts shall include without limitation the following obligations:

(a)
Sales Organization. Distributor shall establish and maintain a sales organization of personnel who are fully trained and knowledgeable about the Products, including at least one dedicated full-time sales representative.

(b)
Inventory. The Distributor shall maintain an adequate selection and stock of the Products as is necessary to fulfill customers’ demands and to guarantee requests for replacement under warranty, as set forth in Article 7 of this Agreement, as determined by the Distributor based upon its prior business operations and experience and upon the fixed delivery times.

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

(c)
Advertising and Promotion. The Distributor agrees to conduct, at its own expense, advertising and public relations campaigns and to attend trade shows for the purpose of promoting and marketing the Products in the Territory. All marketing and advertising campaigns, and all uses of the Trademarks in connection therewith must be approved by the Corporation in writing prior to their use by Distributor.

(d)	Website. The Distributor agrees to display the Products and the Corporation’s logo on Distributor’s website in a manner acceptable to the Corporation.

(e)
Equal Representation. In the event the Distributor is involved in the marketing or distribution of products that are similar to or compete with the Products, the Distributor agrees to promote the Products alongside any such similar or competing products without giving such similar or competing products any priority or preference in sales collateral, commission plans or any other areas that will drive the success of the Products.

(f)
Training. The Distributor agrees to maintain a complete Paint Protection Film Installation Training Center, following design and curriculum guidelines as determined by the Corporation, as may be revised from time to time. The Distributor shall offer training classes of various lengths and for various skill levels at least monthly to purchasers or prospective purchasers of the Products at a reasonable cost to Distributor.

(g)
Refusal to Distribute. The Distributor may not unilaterally refuse to distribute the Products to any purchaser or prospective purchaser pursuant to commercially reasonable terms and conditions. If Distributor refuses to distribute in violation of this Agreement, the Corporation will have the right to sell directly to such purchaser or prospective purchaser.

(h)
Submission of Quarterly Report. Distributor agrees to submit to the Corporation no later than 30 days after the close of each calendar quarter, a fiscal quarter report, the form of which is attached hereto as Exhibit and is subject to revision in the Corporation’s sole discretion.

(i)
Distributor Training. Distributor will be responsible for training its employees, contractors and sub-distributors with respect to the Products. The Corporation will have the right to review and approve any training curriculum and materials used by Distributor. The Corporation may also, at its expense, attend, audit and review Distributor’s training sessions. The Corporation will also make its training sessions in the United States available for Distributor personnel, pending space availability at such sessions, free of charge; provided, however, that Distributor will be responsible for travel, food, accommodations and related expenses for any personnel participating in such training sessions.

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

(j)
Licenses and Permits. The Distributor agrees that it shall obtain any and all licenses and permits which may be required under all applicable Federal, State or local laws or regulations in order to perform the duties and obligations hereunder.

4.2	The Distributor undertakes to comply with the rules of fair competition and all other applicable Federal, State or local laws and regulations.

4.3
Except as expressly provided by this Agreement, any and all expenses and /or charges connected with the fulfillment of the Distributor’s obligations and activity pertaining to this Agreement shall be exclusively borne by the Distributor.

4.4
The Corporation’s representatives may, upon prior written notification, visit the Distributor’s offices and visit with the Distributor’s management and personnel at any reasonable time during normal business hours, in order to assist in the improvement of the sales and marketing of the Products.

4.5
The Distributor agrees to provide the Corporation with regular information as is necessary to keep the Corporation up to date regarding sales of the Products, market trends, and the products and advertising of competitors. Upon the Corporation’s request and at the Corporation’s expense, the Distributor shall furnish the Corporation with brochures, advertising, illustrations and samples of competitors’ products.

4.6
The Distributor agrees that during the Term of this Agreement, it will not create, develop, manufacture, invest in, finance or acquire any technologies or products that directly compete with the Corporation.

4.7
The Distributor will have the right to appoint sub-distributors within the Territory, subject to the Corporation’s approval and the execution of a sub-distributor agreement between the Corporation and each such sub-distributor in a form acceptable to the Corporation, in its sole discretion.

Article 5
Minimum Purchases

5.1	At a minimum, Distributor will submit binding orders to the Corporation for Products, as set forth on the attached Exhibits B and C.
Article 6
Warranty

6.1	THE CORPORATION WARRANTS TO THE DISTRIBUTOR EACH PRODUCT SOLD BY IT TO BE FREE FROM DEFECTS IN MATERIAL AND WORKMANSHIP UPON DELIVERY.

6.2	PRODUCTS WHICH DO NOT CONFORM TO THEIR DESCRIPTION OR WHICH ARE DEFECTIVE IN MATERIAL OR WORKMANSHIP WILL, BY THE

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

CORPORATION’S DECISION, BE REPLACED OR REPAIRED, OR, AT THE CORPORATION’S OPTION, CREDIT FOR THE ORIGINAL PURCHASE PRICE MAY BE ALLOWED PROVIDED THAT DISTRIBUTOR NOTIFIES THE CORPORATION IN WRITING OF SUCH DEFECT WITHIN 30 DAYS OF DISCOVERY AND DISTRIBUTOR RETURNS SUCH PRODUCTS IN ACCORDANCE WITH THE CORPORATION'S INSTRUCTIONS. THIS WARRANTY WILL NOT APPLY AFTER THREE YEARS FROM THE DATE OF DELIVERY OF THE PRODUCTS. NO PRODUCTS MAY BE RETURNED BY THE DISTRIBUTOR WITHOUT THE CORPORATION'S PRIOR WRITTEN AUTHORIZATION.

6.3	THIS WARRANTY DOES NOT APPLY TO ANY PRODUCT WHICH HAS BEEN SUBJECTED TO MISUSE, ABUSE, NEGLIGENCE OR ACCIDENT BY THE DISTRIBUTOR OR THIRD PARTIES.

6.4
THE CORPORATION MAKES NO OTHER WARRANTY OR REPRESENTATION OF ANY KIND WITH RESPECT TO THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THAT OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. FAILURE TO MAKE ANY CLAIM IN WRITING, OR WITHIN THE 30-DAY PERIOD SET FORTH ABOVE, SHALL CONSTITUTE AN IRREVOCABLE ACCEPTANCE OF THE PRODUCTS AND AN ADMISSION BY THE DISTRIBUTOR THAT THE PRODUCTS FULLY COMPLY WITH ALL TERMS, CONDITIONS AND SPECIFICATIONS OF DISTRIBUTOR'S PURCHASE ORDER. THE CORPORATION SHALL NOT BE LIABLE FOR DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, UNDER ANY CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, DAMAGE OR LOSS RESULTING FROM INABILITY TO USE THE PRODUCTS, INCREASED OPERATING COSTS OR LOSS OF SALES, OR ANY OTHER DAMAGES. TO MAKE A CLAIM UNDER THIS WARRANTY, DISTRIBUTOR MUST NOTIFY THE CORPORATION IN WRITING WITHIN THE WARRANTY PERIOD.

6.5	THE FOREGOING CONSTITUTES THE DISTRIBUTOR'S SOLE AND EXCLUSIVE REMEDY AND THE CORPORATION'S SOLE OBLIGATION WITH RESPECT TO PRODUCTS FURNISHED HEREUNDER.
Article 7
Indemnification

7.1
Right to Indemnification. Distributor will indemnify, defend and hold the Corporation and any of its officers, directors, affiliates, employees, agents, successors and permitted assigns (each, an “Indemnified Party”) harmless from and against any and all third party claims, causes of action, and liabilities for any loss, liability, cost, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), or judgment arising out of or resulting from any Distributor breach of a representation, warranty, covenant or obligation in this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

7.2
Procedure. If an Indemnified Party receives service of process or the receipt of actual notice of a claim with regard to which such party desires to seek indemnification hereunder, the Indemnified Party shall promptly notify Distributor of the receipt of such notice or service of process for which such indemnification is sought. Distributor shall promptly assume full responsibility for the defense of any such suit, claim or proceedings. The Indemnified Party shall cooperate in such defense at the expense of Distributor. Failure to give timely notice of any claims which may give rise to an indemnification claim under this Agreement shall not affect the rights of the Indemnified Party to collect indemnification from Distributor so long as such failure does not materially and substantially adversely affect the Indemnifying Party’s ability to defend such claim against a third party.

Article 8
Term and Termination

8.1
Unless otherwise terminated in accordance with the terms of this Agreement, the duration of this Agreement is for so long as Distributor has the right to promote, market, distribute and sell any Product, pursuant to Exhibits B and C (the “Term”).

8.2
Notwithstanding Section 8.1 above, this Agreement may also be terminated at any time by the Corporation immediately upon written notice to the Distributor in the event that Distributor materially breaches any term or condition of this Agreement, including, without limitation, (a) failing to comply with the applicable federal, State and local laws and regulations, pursuant to Section 4.2 above; (b) failing to achieve any minimum purchase requirements set forth in this Agreement; and (c) failing to comply with the price and payment term provisions set forth in Article 3 hereof. Furthermore, the Corporation may also unilaterally terminate the Distributor’s (i) right to promote, market, distribute and sell any Product for which Distributor fails to provide the necessary training or fails to achieve any minimum purchase requirements, each as set forth in this Agreement, and (ii) license to use the Software, including any sublicense of the Software, with respect to such Product for which such rights have been terminated.

8.3
Notwithstanding anything in Sections 8.1 or 8.2, this Agreement may also be terminated at any time by either party immediately upon written notice to the other party (the “Subject Party”) in the event that after the date hereof:

(a)
The Subject Party shall suspend or discontinue its business, or shall make an assignment for the benefit of, or composition with, creditors, or shall become insolvent or be unable or generally fail to pay its debts when due, or becomes in any jurisdiction a party or subject to (voluntarily or involuntarily) any liquidation or dissolution action or proceeding with respect to itself, or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors is commenced with respect to it, or a receiver, liquidator, custodian or trustee shall be appointed for it or a substantial part of its assets (and with respect to any involuntary action or proceeding, an order entered in the proceeding is not dismissed

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

within 30 days) or it shall take any action to effect or which indicates its acquiescence in any of the foregoing; or

(b)
The Subject Party materially breaches any provision of this Agreement and fails to cure such default within 30 days of receipt of written notice thereof, with the exception of the reasons for default set forth in Section 8.2 above, the occurrence of which give the Corporation the right of immediate termination.

8.4
Procedure Upon Termination. Upon termination of this Agreement, the Corporation is entitled to restrict or cease deliveries of the Products to the Distributor, including deliveries on orders already received at the time of the notice of termination. Distributor must cease any and all use of the Software upon termination. Also upon termination of this Agreement, the Distributor shall cease to have any rights, liabilities or obligations hereunder, with the exception of the Distributor’s obligations under Sections 3.4 and 3.5 and Articles 4 through 12, which obligations shall survive termination. Notwithstanding the foregoing, except in the event of termination by the Corporation pursuant to Section 8.3, the Corporation is required to make the Products available to the Distributor in such quantities so as to enable the Distributor to maintain the Distributor’s own delivery commitments existing before the effective date of termination, subject to proof being given by the Distributor to the Corporation that it was under unconditional contractual obligations at the time it received notice of termination to make deliveries which it cannot fulfill from its inventory; provided, however, that Distributor’s liabilities and obligations hereunder with regard to any Products made available by the Corporation in accordance with this sentence shall survive termination of this Agreement. After any notice of termination is given, the Corporation may modify the terms of payment for any subsequent shipment.

Article 9
Confidentiality

9.1
Confidential Information. During the Term hereof and thereafter, the Distributor agrees to keep secret all Confidential Information and will take all steps and institute any internal secrecy procedures which may be necessary to maintain the secrecy of the Confidential Information and further agrees that it shall not use the Confidential Information except as required in connection with the performance of its obligations under this Agreement. Distributor shall cause its directors, officers, employees, affiliates, partners, members, managers, advisors, agents and representatives to comply with the terms of this Article 9 to the same extent as if they were parties hereto, and the Distributor shall be responsible for any breach of such terms by any such persons. Upon termination of this Agreement, Distributor shall immediately cease to use the Confidential Information and shall promptly return to the Corporation all documents, copies and other materials in its possession or control which in any way embody or evidence the Confidential Information. As used herein, the term “Confidential Information” shall mean all information, including technical information, know-how and other proprietary data and information, disclosed to the Distributor or otherwise acquired by the Distributor in connection with its performance of its obligations under this Agreement, concerning or relating in any way to the markets,

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

customers, products, intellectual property, procedures, plans, operating experience, marketing strategies, organization, employees, financial conditions or plans or business of the Corporation, its subsidiaries or affiliates, except for such knowledge or information which: (i) is or later becomes publicly known under circumstances involving no breach of this Agreement by the Distributor; (ii) was already known to the Distributor at the time it received the information or knowledge; (iii) is made available to the Distributor by a third party without secrecy obligation and without breach of its obligations to the Corporation; or (iv) the Distributor is required by law to divulge, provided that Distributor has given the Corporation prior written notice of such requirement and a reasonable opportunity to seek, at its sole cost and expense, an appropriate protective order or other remedy, after which the Distributor shall be permitted to disclose only such portion of such information which is still required to be disclosed.

9.2
The Corporation and Distributor agree not to disclose the terms of this Agreement directly or indirectly to any referral, customer, vendor or any person without the prior written consent of the other party to this Agreement.

Article 10
Trademarks

10.1
Trademark. During the Term of this Agreement, the Distributor shall have the limited, non-exclusive, royalty-free right and license to use the Trademarks, for the sole purpose of promoting and selling the XPEL branded Products in the Territory, which Distributor has the right to promote and sell pursuant to Exhibits B and C, and for no other purpose; provided however that the Distributor must obtain the Corporation’s prior written consent to use the Trademarks in catalogues, promotional materials, and advertising materials.

10.2	Use of the Trademarks shall conform to the following requirements:

(a)	The Distributor shall not use the Trademarks in any manner other than as set forth in Section 10.1 above without the prior written approval of the Corporation;

(b)	The Distributor shall not put or retain the Trademarks in the Distributor’s own name or any business name;

(c)	The Distributor shall not use the Trademarks in any manner which suggests an affiliation with the Corporation other than that of distributor of the XPEL branded Products;

(d)
The Distributor shall not use the Trademarks for any other purpose, including on any other designs or products that are not provided for in this Agreement, including products which are derived from the Products;

(e)	The Distributor shall not add to, or use with, the Trademarks any other trade name, trademark, symbol or device without the prior written approval of the Corporation;

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

(f)
The Distributor shall employ any symbol or notice with the Trademarks which the Corporation advises is necessary, from time to time, to identify and protect the interest of the Corporation in the Trademarks;

(g)	The Distributor shall apply no other trade name or trademark, nor any labels, signs or markings of any kind, to the XPEL branded Products without the prior written consent of the Corporation; and

(h)	The Distributor shall not use any Trademark, service mark, trade name, insignia or logo that is confusingly similar to any of the Trademarks other than as conferred by this Agreement.

10.3
The Distributor hereby acknowledges that the Corporation (or licensors of the Corporation) is the sole owner of the Trademarks and the goodwill pertaining thereto and that nothing contained herein shall constitute an assignment of the Trademarks or grant to Distributor any right, title or interest therein, except the right to use it as set forth in this Article 10. The Distributor agrees that it will not contest, challenge, or impair the Corporation’s (or the Corporation’s licensors’) right, title, or interest in the Trademarks, or represent that it has any ownership in or rights with respect to the Trademarks, either during or after the Term. All use of the Trademarks by Distributor shall inure to the benefit of and be on behalf of Corporation.

10.4
The Distributor shall notify the Corporation in writing of any infringement of the Trademarks in the Territory, of any applications or registrations for the Trademarks or marks similar to the Trademarks within the Territory, or of any suit or proceeding or action of unfair competition involving the Trademarks in the Territory, in each case promptly after it has notice thereof. The Corporation has the sole and exclusive right to pursue any claim of infringement of the Trademarks in the Territory reported under this Section, and will bear any costs associated with its action. The Distributor will cooperate with the Corporation to maintain the Corporation’s rights in the Trademarks.

10.5
Upon termination or expiration of this Agreement, all of the Distributor’s rights with respect to the Trademarks shall immediately cease, provided, however, that the Distributor may utilize the Trademarks to sell any XPEL branded Products remaining in inventory or otherwise delivered after such expiration or termination for a period of 12 months from the date of termination.

10.6
Distributor shall not at any time, either during or subsequent to the term of this Agreement, register with any administrative entity or governmental body any trade name, trademark, trade dress, label, or design that is the same as, includes, or incorporates any of the Trademarks or any trade name, trade dress, label or design confusingly similar thereto. Additionally, Distributor shall not register any domain name that incorporates in whole or in part any of the Trademarks or any word that is confusingly similar to or a colorable imitation of any of the Trademarks. If the Distributor acquires any rights to the Trademarks or any domain name as described above for any reason, it will undertake to promptly return such rights to the Corporation immediately and without expense to the Corporation.

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

Likewise, Distributor shall immediately assign and transfer any domain name owned or acquired by the Distributor containing the Trademarks to the Corporation.

10.7
The Corporation represents and warrants to the Distributor that (i) it is the registered owner of the Trademarks and/or is the sole authorized licensee of such Trademarks in the Territory, pursuant to valid license agreements and (ii) it has the right, power and authority to enter into this Agreement and to grant to the Distributor the rights granted hereby.

Article 11
Force Majeure

11.1
Neither party hereto shall be liable to the other for delay in any performance or for the failure to render any performance under this Agreement when such delay or failure is a direct result of any present or future statute, law, ordinance, regulation, order, failure to deliver on the part of its suppliers, judgment or decree, act of God, earthquake, epidemic, explosion, lockout, boycott, strike, labor unrest, riot, war, or similar catastrophic occurrence (each, a “Force Majeure Event”).

11.2
In the event of any such delay or failure, the affected party shall send written notice of the delay or failure and the reason thereof to the other party within 14 calendar days from the time the affected party knew or should have known of the Force Majeure Event in question.

11.3	The provisions of this Article shall not be applicable to any obligation involving the payment of money.
Article 12
General Provisions

12.1
Governing Law. This Agreement and all sales and commission transactions pursuant hereto shall be governed by the laws of the State of Texas, USA but without reference to the choice of law provisions thereof. THE PARTIES AGREE THAT THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT.

12.2
Jury Waiver and Submission to Jurisdiction. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. The parties further agree that any legal suit, action or proceeding arising out of or related to this Agreement will be instituted in the state district courts of Bexar County, Texas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

12.3
Notices. Any notice, request, demand, waiver, consent, approval or other communication required to be given pursuant to this Agreement (each, a “Notice”) shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) after two business days, if sent by

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

express mail or air courier; or (iii) upon transmission, if sent by facsimile (provided that a confirmation copy is sent in the manner provided in clause (ii) of this Section 12.3 within 36 hours after such transmission), except that if notice is received by facsimile after 5:00 p.m. on a business day at the place of receipt, it shall be effective as of the following business day. All Notices are to be given or made to the parties at the addresses appearing on the first page hereof, or to such other address as any party may designate by a Notice given in accordance with the provisions of this Section 12.3.

12.4
Entire Agreement; Amendment. This Agreement, together with Exhibits hereto, contains the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement. This Agreement may not be modified except in writing, signed by both of the parties hereto.

12.5
Waiver. The failure by the Corporation to require the performance of any term of this Agreement or the waiver by the Corporation of any breach under this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Distributor hereto.

12.6
Assignment. Neither party shall assign its rights nor delegate the performance of its duties or other obligations under this Agreement, including any claims arising out of or connected with this Agreement, without the prior written consent of the other party. Any merger, consolidation or reorganization of the Corporation or Distributor will not be deemed an assignment requiring approval of the other party.

12.7
Severability. In case any one or more provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be affected or impaired thereby.

12.8	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

CONFIDENTIAL TREATMENT REQUESTED BY XPEL, INC.
PURSUANT TO 17 C.F.R. SECTION 200.83

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

XPEL TECHNOLOGIES CORP.

By:
	Name:	Ryan Pape
	Title:	Chief Executive Officer

[			]

By:
Name:
Title: